Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS’ FISCAL 2007 THIRD QUARTER DILUTED EARNINGS PER SHARE
RISE TO $0.34 ON RECORD QUARTERLY REVENUE OF $137 MILLION

- New Unit Shipments Grow 24% and Installed Participation Base Grows 16% -

- WMS Establishes Fiscal Fourth Quarter Revenue Guidance of $150-to-$157 Million -

Waukegan, Illinois, May 3, 2007 - WMS Industries Inc. (NYSE:WMS) today reported a 40% rise in net income for the fiscal third quarter ended March 31, 2007 to $12.9 million, or $0.34 per diluted share, compared with $9.2 million, or $0.26 per diluted share, in the March 2006 quarter. Total revenues in the March 2007 quarter grew 23% to a quarterly record $136.6 million compared with total revenues of $110.7 million in the March 2006 quarter.

“The high-earnings performance and breadth of our new products drove a 24% year-over-year increase in worldwide new unit shipments in the fiscal third quarter,” said Brian R. Gamache, President and Chief Executive Officer of WMS. “Our record quarterly revenue was driven by 28% growth in North American new unit shipments, a 16% increase in international unit shipments and continued double-digit revenue gains in our gaming operations business.

“Importantly, we are also realizing significant operating leverage on our higher revenue and from the successful implementation of our continuous improvement initiatives. These factors combined to elevate product sales gross margin to 46% and our operating margin to 14%. With an ongoing emphasis on margin improvement, a pipeline of additional exciting new products ready to launch and opportunities for further market penetration, we believe WMS is favorably positioned to continue growing in the June 2007 quarter and beyond.”

Fiscal 2007 Third Quarter Financial Review

Product sales revenues for the March 2007 quarter increased 29%, or $20.9 million, to $93.9 million compared with $73.0 million in the year-ago period. Total new unit shipments grew 24% year over year to 6,417 gaming machines, including strong growth in mechanical-reel products, which represented 31% of new unit shipments in the March 2007 quarter. International shipments, including sales of Orion Gaming products, increased on a quarterly sequential basis and represented 30% of total new units sold compared with 25% in the December 2006 quarter. The average selling price of new gaming units rose 4% year over year, and on a quarterly sequential basis, to a record $12,506, reflecting a sales mix of more premium-priced products and the benefit of higher list prices, partially offset by the impact of lower-priced Orion Gaming units.

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

Other product sales revenues increased $2.7 million from the year-ago period, as higher conversion kit revenues more than offset lower revenues from used gaming machines. As a result of the high-earnings power of the recently introduced G+™ video gaming products, WMS shipped more than 2,100 conversion kits at higher prices in the March 2007 quarter compared to approximately 1,400 conversion kits in the prior-year period. WMS shipped nearly 2,300 used gaming machines at lower average prices in the March 2007 quarter compared to approximately 2,000 used gaming machines in the March 2006 quarter.

Gaming operations revenues grew 13%, or $5.0 million, in the fiscal third quarter to $42.7 million compared with $37.7 million in the year-ago period, primarily reflecting a 15% increase in the average installed base in the March 2007 quarter to 7,359 participation units. Continued growth in the MONOPOLY™ Big Event® stand-alone installed footprint and the introduction of a new Life of Luxury® local-area progressive product drove a quarterly sequential increase in the total ending installed base to 7,655 participation units as of March 31, 2007. The average revenue per day for participation games was $55.81 in the fiscal 2007 third quarter, up modestly on a quarterly sequential basis and a slight decline from $56.59 in the year-ago March quarter, reflecting the higher mix of stand-alone and LAP units in the installed footprint for the March 2007 period.

“In March, WMS launched another industry first - our ‘Sensory Immersion Gaming’ platform - with the introduction of our innovative TOP GUN™ wide-area progressive gaming machine,” commented Gamache. “More than 100 TOP GUN games are presently installed and are attracting substantial interest and play among casino patrons. We are building on this early success and expect to place more than 300 TOP GUN units by June 30, 2007, which will result in our total installed participation base approaching 8,000 units at fiscal year end. The growth in our wide-area progressive footprint, coupled with the seasonally higher play levels in the June quarter, is also expected to generate higher sequential average daily revenue per unit during the June 2007 quarter.”

The following table summarizes the key components related to revenue generation for the three and nine months ended March 31, 2007 and 2006 (in millions, except unit, per unit and per day data):

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Product Sales Revenues
New unit sales revenues	$80.2	$62.0	$221.0	$185.3
Parts, used games, conversions and OEM revenues	13.7	11.0	35.3	36.0
Total product sales revenues	$93.9	$73.0	$256.3	$221.3

New units sold	6,417	5,165	18,058	15,903
Average sales price per new unit	$12,506	$11,998	$12,243	$11,642
Gross profit on product sales revenues	$43.0	$31.4	$114.3	$94.1
Gross margin on product sales revenues	45.8%	43.0%	44.6%	42.5%

(TABLE CONTINUED ON NEXT PAGE)

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
Gaming Operations Revenues
Participation revenue	$37.0	$32.5	$111.2	$93.8
Other gaming operations revenue	5.7	5.2	14.3	13.4
Total gaming operations revenues	$42.7	$37.7	$125.5	$107.2

Installed WAP games at period end	1,282	1,279	1,282	1,279
Installed LAP games at period end	2,139	1,230	2,139	1,230
Installed stand-alone games at period end	4,234	4,075	4,234	4,075
Total installed participation base at period end	7,655	6,584	7,655	6,584

Average participation installed base	7,359	6,388	7,159	6,149
Average revenue per day per participation machine	$55.81	$56.59	$56.65	$55.70

Installed casino-owned daily fee games at period end	700	776	700	776
Average casino-owned daily fee games installed base	720	817	733	769

Gross profit on gaming operations revenue	$34.7	$29.6	$99.5	$82.6
Gross margin on gaming operations revenue	81.3%	78.5%	79.3%	77.1%

Total revenues	$136.6	$110.7	$381.8	$328.5
Total gross profit	$77.7	$61.0	$213.8	$176.7
Total gross margin	56.9%	55.1%	56.0%	53.8%

Total gross profit, as used herein excluding depreciation expense, increased 27% or $16.7 million to $77.7 million for the March 2007 quarter from $61.0 million in the March 2006 period, and total gross margin improved by 180 basis points to 56.9%. The gross margin on product sales revenues increased to 45.8%, representing a 280 basis-point improvement from the year-ago period and a 90 basis-point quarterly sequential improvement. The success of the Company’s operating process improvement initiatives, such as the application of lean sigma tools, coupled with higher year-over-year unit volume and a favorable mix of premium-priced products contributed to the margin enhancement. The gross margin from gaming operations was 81.3% in the March 2007 quarter compared with 78.5% in the year-ago period, reflecting lower relative WAP jackpot expense, the installed base mix that includes a smaller percentage of lower-margin WAP units, and the incremental gain in the installed base of the Life of Luxury themed games, which as a WMS-owned brand, has no associated licensing costs.

As planned, research and development expenses increased to $14.6 million, a $2.1 million increase from the prior-year quarter and an increase of $0.5 million on a quarterly sequential basis. The increase reflects the previously anticipated higher spending related to the Company’s expanded product development initiatives and for technology-based tools that are accelerating the Company’s product development cycle, as well as the research and development expenses of Orion Gaming (acquired in July 2006).

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

Selling and administrative expenses increased $5.5 million to $28.0 million in the March 2007 quarter compared to $22.5 million in the March 2006 quarter, and increased $1.4 million on a quarterly sequential basis. Compared to the year-ago period, the March 2007 quarter includes the selling and administrative expenses of Orion Gaming, higher payroll-related costs associated with headcount increases during the past twelve months, and higher marketing, promotion and distribution costs related to the roll-out of new products and branding initiatives.

Depreciation and amortization expense increased $1.8 million, or 13%, to $15.3 million in the March 2007 period from the prior-year quarter, primarily reflecting the Company’s investment in its growing gaming operations business as evidenced in the 16% year-over-year increase in the period-end installed base of participation machines. In addition, the March 2007 period includes depreciation and amortization expenses related to Orion Gaming’s operations and the preliminary purchase accounting for the acquisition.

The effective tax rate for the March 2007 quarter was 34% compared to the 25% effective tax rate in the March 2006 quarter. For the June 2007 quarter, WMS expects its effective tax rate will continue to approximate 34%.

Cash flow provided by operations was $23.8 million in the March 2007 quarter compared with $32.3 million in the March 2006 quarter, as higher net income and depreciation and amortization were offset by a year-over-year increase in operating assets and liabilities to support the higher level of revenues. Net cash used in investing activities increased year over year, due to higher capital expenditures for the expansion of WMS’ Waukegan, Illinois, production facility and the investment in additions to gaming operations machines, primarily related to the rapid roll-out of the MONOPOLY Big Event participation product, the continued conversion of our installed base of leased gaming machines in Delaware and Rhode Island to Bluebird® cabinets and the new opportunity to lease standard for-sale gaming machines to customers in Oklahoma. Benefiting from a greater number of leased games in Oklahoma, the stronger-than-anticipated response to innovative new products and the resulting higher number of participation units that are expected to be installed by June 30, 2007, WMS now anticipates investing approximately $100 million in aggregate in fiscal 2007 for property, plant and equipment and additional gaming operations machines, an increase over the previously disclosed range.

Cash and cash equivalents were $32.4 million at March 31, 2007, including $14.6 million of restricted cash for progressive jackpots. Total current receivables increased by $9.1 million to $173.8 million on a quarterly sequential basis from December 31, 2006, as a result of the timing of shipments and the sequential revenue growth. Inventories at March 31, 2007, increased $3.8 million from December 31, 2006, largely reflecting a seasonal increase in the number of completed gaming machines in inventory to facilitate shipments to customers early in the June 2007 quarter.

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

Fiscal 2007 Fourth Quarter Outlook

WMS expects fiscal fourth-quarter revenues to be in a range of $150 million to $157 million, representing year-over-year revenue growth of 22% to 28%. As a result, the Company is tightening its full-year revenue guidance to a range of $532 million to $539 million, representing annual growth of 18% to 19% over the record fiscal 2006 revenue level.

Fiscal 2007 fourth-quarter revenue gains are expected to be driven by continued growth in gaming operations, further international sales expansion and steady unit shipment demand in North America, notwithstanding the sluggish domestic replacement cycle. Domestic unit shipment growth is attributed to the player appeal and high-earnings power of WMS’ products, and is expected to reflect, in part, the fulfillment of a previously announced order from a state lottery commission, shipments to two new casino facilities in Michigan and the continued transition to compacted gaming in Oklahoma.

In aggregate, the number of open orders for new gaming machines and CPU-NXT® conversion kits exceeds 11,700 units, and WMS also has a record number of open orders totaling more than 2,500 new participation units or theme conversions.

Based on the projected revenue growth, a higher mix of gaming operations revenues, continued progress in executing process improvements and the ongoing implementation of lean sigma initiatives, WMS anticipates that it will achieve a year-over-year operating margin improvement in the fourth quarter of fiscal 2007.

“Our expectations for continued fiscal 2007 growth in revenues and profitability, combined with our commitment to prudently invest in innovation, technology and intellectual property, remain the key elements in our strategy to further build shareholder value over the near- and long-term,” concluded Gamache.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Thursday, May 3, 2007. The conference call numbers are 212/231-6006 or 415/908-6236. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2007 Hasbro. All rights reserved.

TOP GUN™ & © Paramount Pictures Corporation.

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

Big Event, Bluebird, CPU-NXT, G+ and Life of Luxury are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) cancellation or modification by customers of unit or participation orders in our backlog; (6) a software anomaly or fraudulent manipulation of our gaming machines and software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2006 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended March 31, 2007 and 2006
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
REVENUES:
Product sales	$93.9	$73.0	$256.3	$221.3
Gaming operations	42.7	37.7	125.5	107.2
Total revenues	136.6	110.7	381.8	328.5
COSTS AND EXPENSES:
Cost of product sales(1)	50.9	41.6	142.0	127.2
Cost of gaming operations(1)	8.0	8.1	26.0	24.6
Research and development	14.6	12.5	41.2	36.3
Selling and administrative	28.0	22.5	78.2	64.7
Depreciation and amortization(1)	15.3	13.5	46.5	40.0
Total costs and expenses	116.8	98.2	333.9	292.8

OPERATING INCOME	19.8	12.5	47.9	35.7

Interest expense	(1.0)	(1.0)	(3.8)	(3.2)
Interest and other income, net	0.8	0.8	2.2	1.7
Income before income taxes	19.6	12.3	46.3	34.2
Provision for income taxes	6.7	3.1	14.1	10.9

NET INCOME	$12.9	$9.2	$32.2	$23.3

Earnings per share:
Basic	$0.39	$0.29	$1.00	$0.74
Diluted	$0.34	$0.26	$0.86	$0.66
Weighted-average common shares:
Basic common stock outstanding	32.7	31.4	32.1	31.4
Diluted common stock and common stock equivalents	39.7	37.7	39.3	37.8

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization which are included separately in the depreciation and amortization line item:

Cost of product sales	$0.6	$0.6	$1.8	$1.7
Cost of gaming operations	$12.9	$11.3	$38.8	$33.5

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2007 and June 30, 2006
(in millions of U.S. dollars and millions of shares)
	March 31, 2007	June 30, 2006
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$17.8	$39.1
Restricted cash	14.6	13.6
Total cash and cash equivalents	32.4	52.7

Accounts receivable, net of allowances of $2.0 and $2.6, respectively	105.4	91.2
Notes receivable, current portion	68.4	54.4
Inventories	92.5	75.8
Deferred income tax assets	11.3	11.4
Other current assets	26.3	22.7
Total current assets	336.3	308.2

NON-CURRENT ASSETS:
Gaming operations machines, net of accumulated depreciation of $121.8 and $106.3, respectively	81.8	71.6
Property, plant and equipment, net of accumulated depreciation of $54.7 and $45.8, respectively	84.5	63.1
Royalties, licensed technologies, patents and trademarks	65.2	54.2
Deferred income tax assets	20.3	14.0
Other assets	39.3	15.3
Total non-current assets	291.1	218.2
TOTAL ASSETS	$627.4	$526.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$48.0	$37.4
Accrued compensation and related benefits	10.1	8.2
Other accrued liabilities	34.8	28.4
Total current liabilities	92.9	74.0

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	4.2	3.1
Long-term debt	115.0	115.0
Other non-current liabilities	9.4	8.7
Total non-current liabilities	128.6	126.8

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 32.9 shares and 32.4 shares issued, respectively)	16.5	16.2
Additional paid-in capital	257.2	227.2
Retained earnings	129.8	97.6
Accumulated other comprehensive income	2.4	0.1
Treasury stock, at cost (zero shares and 0.8 shares, respectively)	—	(15.5)
Total stockholders’ equity	405.9	325.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$627.4	$526.4

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three and Nine Months Ended March 31, 2007 and 2006
(in millions of U.S. dollars)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12.9	$9.2	$32.2	$23.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15.3	13.5	46.5	40.0
Non-cash expenses	6.0	6.8	18.6	17.7
Deferred income taxes	(1.5)	(5.9)	(5.1)	1.9
Change in operating assets and liabilities, net of acquisitions	(8.9)	8.7	(23.8)	(10.1)
Net cash provided by operating activities	23.8	32.3	68.4	72.8

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of business, net of cash acquired	-	-	(20.9)	-
Purchase of property, plant and equipment	(8.2)	(4.1)	(24.2)	(11.2)
Additions to gaming operations machines	(20.0)	(15.5)	(52.3)	(42.4)
Investment and advances in royalties, licensed technologies, patents and trademarks	(5.4)	(6.3)	(20.7)	(9.1)
Proceeds from short-term investments	-	-	-	6.1

Net cash used in investing activities	(33.6)	(25.9)	(118.1)	(56.6)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received on exercise of stock options	6.2	1.7	20.5	2.7
Tax benefit from exercise of stock options	1.6	0.5	6.3	0.6
Proceeds from borrowing under revolving credit facility	5.0	-	15.0	-
Repayment of borrowings under revolving credit facility	(5.0)	-	(15.0)	-
Purchase of treasury stock	-	(2.3)	-	(5.3)
Net cash provided by (used in) financing activities	7.8	(0.1)	26.8	(2.0)
Effect of Exchange Rates on Cash	(0.1)	0.2	1.6	0.3

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(2.1)	6.5	(21.3)	14.5
CASH AND CASH EQUIVALENTS, beginning of period	19.9	43.2	39.1	35.2
CASH AND CASH EQUIVALENTS, end of period	$17.8	$49.7	$17.8	$49.7

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WMS Industries Reports Fiscal Third Quarter Results, 5/3/07

WMS INDUSTRIES INC.
Supplemental Data - Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006

Net income	$12.9	$9.2	$32.2	$23.3
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.5	1.7	1.7
Diluted earnings (numerator)	$13.4	$9.7	$33.9	$25.0

Basic weighted average common shares outstanding	32.7	31.4	32.1	31.4
Dilutive effect of stock options	1.1	0.5	1.3	0.6
Dilutive effect of restricted common stock and warrants	0.1	-	0.1	-
Dilutive effect of convertible subordinated notes	5.8	5.8	5.8	5.8
Diluted common stock and common stock equivalents (denominator)	39.7	37.7	39.3	37.8

Basic net income per share of common stock	$0.39	$0.29	$1.00	$0.74
Diluted net income per share of common stock and common stock equivalents	$0.34	$0.26	$0.86	$0.66

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